Exhibit 10.2

_________, __ , 200_

[Name]

[Address]

Dear M_. [_________]:

In connection with your [_____] grant of shares of Legg Mason, Inc. common stock, enclosed please find a Prospectus for the Legg Mason Inc. Non-Employee Director Equity Plan, which includes a copy of the Plan as an exhibit, [the $50,000 that you elected to receive as part of the grant] and the related fractional share distribution.  Your common stock will be credited to your brokerage account as soon as is practicable.

The number of shares of common stock granted was determined by dividing $[125,000] [75,000] by the average price as specified below:

_/__/0_ High	$______
_/__/0_ Low	$______
Average	$______
# of Shares Calculated
Cash payment in lieu of fractional shares	$______

A current statement of your outstanding Legg Mason Stock Options is also included in this package.

If you should have any questions, please do not hesitate to call me at (410) 539-0000.

Regards,

Kendra P. Heyde

Vice President & Director, Compensation